Exhibit 10.2

VERDE CLEAN FUELS, INC.

711 Louisiana St, Suite 2160
Houston, Texas

May 29, 2024

Shannon Linden

___________________

___________________

Email: sflinden@bluescapegroup.com

Dear Ms. Linden:

On behalf of Verde Clean Fuels, Inc. (“Company”), we are pleased to offer you the following terms of employment. We look forward to a long and mutually beneficial relationship.

1.	Title and Reporting Structure. You will hold the title of Chief Accounting Officer, reporting to Ernest Miller, Interim Chief Financial Officer and, when hired, to the permanent Chief Financial Officer.

2.	Duties. As Chief Accounting Officer, you will be responsible for oversight of the Company’s (including its subsidiaries) accounting functions, SEC filings, and compliance.

3.	Employment At-Will. Your employment with the Company will be on an “at-will” basis, terminable by the Company or you for any or no reason.

4.	Base Salary, Bonus, and Option Grant. You will be paid a base salary at an annual rate of $265,000 plus a discretionary annual cash bonus with a target amount equal to 40% of your Base Salary, less applicable withholding taxes, in accordance with regular payroll practices. Additionally, you will be issued a non-qualified options package with a Black-Scholes grant date fair value of equal to $371,000 vesting ratably over 4 years, based on your continued employment during the vesting period; 100% vesting to accelerate upon a change of control; exercisable within 7 years. The form of stock option grant will be set forth in our standard award agreement to be entered into subsequent to the execution of this offer letter.

5.	Company Benefits, Vacation, and Onboarding Package. The Company will provide you with standard medical and healthcare benefits. Vacation may be taken in accordance with Company policy. Additionally, you will enter into standard employee documentation in connection with your onboarding as an employee.

6.	Arbitration. If any dispute should arise under this letter, all claims, disputes, controversies, differences or other matters in question arising hereunder shall be resolved by binding arbitration in Houston, Harris County, Texas, in accordance with the rules for expedited, documents only proceedings of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable only in the District Court of Harris County, Texas.

7.	Integrated Agreement. This offer, if accepted, supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein.

8.	Severability. If this offer is accepted, and any term herein is held to be invalid, void or unenforceable, the remainder of the terms herein shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

We are really excited to have you join us. If you accept this offer, please sign this letter and return it to us.

Sincerely,

VERDE CLEAN FUELS, INC.

By:	/s/ Ernest Miller
Ernest Miller
Chief Executive Officer

Accepted:	/s/ Shannon Linden
Shannon Linden

Dated: May 29, 2024